EXHIBIT 99.1

Force Protection, Inc. Awarded $5.3 Million Contract For New ILAV Vehicles and Equipment

Publisher: Force Protection, Inc.
Date: 08/1/2007

Ladson, SC — Force Protection, Inc. (NASDAQ:FRPT) today announced it has received work totaling $5.3 million to produce more than 40 articulating interrogation arms for the Iraqi Light Armored Vehicle (ILAV). As part of this award, a total of 22 additional new vehicles will also be produced at the Ladson, SC facility. Deliveries are scheduled for December 2007.

Used to detect and remove suspected explosive threats, the articulated arm will be integrated into existing ILAV vehicles produced by BAE Land & Armament Systems as prime contractor and Force Protection as subcontractor. An award for 378 ILAVs was received in May 2006 to support the U.S. Army’s training and mission transition efforts with Iraqi armed forces.

“This contract represents an important component of Force Protection’s operations,” said Force Protection CEO Gordon McGilton. “We have always been committed to the continuing innovation and enhancement of our counter-IED technology. We are pleased with the opportunity to provide additional equipment that will expand upon the capabilities of the ILAV and provide needed protection for the new Iraqi ground forces.”

The ILAV is based on the proven design of the Cougar vehicle produced by Force Protection, which has been deployed in Iraq and Afghanistan since 2004. The first ILAVs were delivered to Iraq 90 days after the contract was awarded.

Force Protection is a leading ballistics research and manufacturing enterprise, specializing in the development and production of highly reinforced armored personnel carriers that are designed to save soldiers’ lives by shielding them from the deadly effects of roadside bombs, or IEDs, which have become a leading killer of U.S. troops in Iraq. The trucks’ unique, V-shaped hull is designed to deflect the force of IED blasts away from the vehicle, keeping soldiers inside safe and alive, and have become the proven response to an emerging global threat to U.S. troops. Its leading models include the 23 ton “Buffalo”, a uniquely-designed mine clearance vehicle with a reinforced mechanical arm, and the family of “Cougar” vehicles, both of whose mine and ballistic protection capabilities are among the most advanced in the world. The vehicles are manufactured outside Charleston, S.C. Visit the company’s website at www.forceprotection.net.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. The company cautions that these forward looking statements are further qualified by factors including, but not limited to, those set forth in the company’s Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov) and the company’s public statements. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.